Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-8 (File No. 333-01419), (b) the Registration Statement on Form S-8 (File No. 333-45661), (c) the Registration Statement on Form S-8 (File No. 333-64160) and (d) the Registration Statement on Form S-8 (File No. 333-125072) of Dover Corporation of our report dated February 28, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K.
PricewaterhouseCoopers LLP
New York, New York
February 28, 2007